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Contact: Mark Buckley, CFO
Westbury Metals Group, Inc.
(516) 997-8333

                                                           FOR IMMEDIATE RELEASE


      COMPANY EXPECTS FURTHER DELAY UNTIL MARCH IN FILING FISCAL YEAR 2000
         ANNUAL REPORT AND FISCAL 2001 FIRST AND SECOND QUARTER REPORTS


WESTBURY, NY, February 14, 2001--Westbury Metals Group, Inc. (WMET) announced today that its shares have ceased trading on the over-the-counter bulletin board (OTCBB) exchange effective with the opening of business on February 14, 2001. The delisting is a result of the Company's failure to file its audited financial reports with the Securities and Exchange Commission (SEC). As soon as all financial reports have been filed with the SEC, Westbury Metals Group will file with NASDAQ for reinstatement.

Separately, the Company said it expects a further delay in filing its audited financial reports for the fiscal year ended June 30, 2000, and its first and second quarters for fiscal 2001 until next month. The Company will also file restated financial reports for its fiscal quarters ended September 30, 1999, December 31, 1999, and March 31, 2000.

The latest delay in filing its financial reports with the SEC is due to the fact that the Company's independent public accounting firm, Deloitte & Touche, LLP, has not yet completed its review of the changes made by Westbury in accounting for its precious metals inventories. Given the continued delay, the Company now expects to file its financial reports with the SEC sometime in March.

"It is ironic that we have experienced delays in filing our financial statements with the SEC and now see our stock being delisted at a time when our business has been excellent and the Company's outlook is very positive," said Westbury Chief Executive Officer, Mandel Sherman. "Our revenues were nearly $100 million in fiscal 2000, up from $34 million in FY 1999."

Mr. Sherman added that the Company's total assets more than doubled during FY 2000 and that the Company's working capital improved significantly by more than $4,000,000 from the prior year. "Shareholder equity is more than $7 million and we believe it will be higher at the end of fiscal 2001.


"Moreover, we expect our revenues in both the first and second quarters of fiscal 2001 to be well ahead of the year-ago periods. We are confident that our revenues in fiscal 2001 will be substantially ahead of FY 2000," Mr. Sherman noted. "And we believe Westbury Metals will be profitable this year."


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Safe-Harbor Clause

Westbury Description.

Westbury, New York-based Westbury Metals Group, a rapidly growing consolidator in the precious metals industry, fabricates silver for industrial uses, reclaims platinum and palladium from automotive catalytic converters and refines precious metals, gold and silver from industrial users such as electronics, chemical, aerospace and jewelry companies as well as conducting trading and hedging operations. In the past two years, the Company has acquired three silver fabricators.


This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company's business strategy and future plans of operations. Forward-looking statements involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These and other important factors, including those mentioned in various Securities and Exchange Commission filings made periodically by the Company, may cause the Company's actual results and performance to differ materially from the future results and performance expressed in or implied by such forward-looking statements. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations or future events.